As filed with the Securities and Exchange Commission on July 17, 2020

Registration No. 333

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 Sony Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

 c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan

(Address of principal executive offices)

The Eighth Series of Restricted Stock of Sony Corporation

(Full title of the plan)

Sony Corporation of America
25 Madison Avenue, 26th Floor

New York, NY 10010

Attn.: Office of the General Counsel
212-833-5893

(Name, address and telephone number of agent for service)

Copy to:
Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer” and “large accelerated filer” in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Eighth Series of Restricted Stock of Sony Corporation	Common Stock(3)	197,000	¥7,976.5 $74.39	¥1,571,370,500.0 $14,654,830.00	$1,902.20

(1) Consists of shares of common stock (the “Common Stock”) of Sony Corporation (the “Registrant”) to be disposed subject to vesting restrictions pursuant to the Eighth Series of Restricted Stock of Sony Corporation (the “Plan”). Such indeterminable number of additional shares of Common Stock as may be disposable pursuant to the operation of the recapitalization and adjustment provisions of the Plan are also registered hereby.

(2) The Proposed Maximum Offering Price Per Share of Common Stock has been calculated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The Proposed Maximum Offering Price Per Share of Common Stock is based on ¥7,976.5 per share, the average of the high and low prices of the Common Stock, as reported on the Tokyo Stock Exchange on July 14, 2020. The Proposed Maximum Offering Price Per Share of Common Stock was converted to U.S. dollars based on the New York foreign exchange rate for July 14, 2020 of ¥107.23 = $1.00 as published in the Wall Street Journal on July 14, 2020.

(3) American Depositary Receipts issuable upon the deposit of the Common Stock registered hereby have been or will be registered under a separate registration statement on Form F-6. Each American Depositary Receipt will represent one share of Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The reports listed below have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished.

(a)      The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2020 filed by the Registrant with the Commission on June 26, 2020, including the description of the Common Stock of the Registrant contained under the caption “Capital stock” under “Additional Information” in such Annual Report; and

(b)      All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2020.

In addition, all of the Registrant’s reports filed with the Commission (with respect to any Form 6-K, only to the extent designated therein) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act since the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan make the provisions of Section 10, Chapter 2, Part III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and corporate executive officers, respectively.

Section 10, among other things, provides in effect that:

(a)      If a director or a corporate executive officer of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

(b)      If a director or a corporate executive officer has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(c)      If a director or a corporate executive officer, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

The Company has in place a directors’ and officers’ liability insurance policy, which indemnifies our directors and officers against liability arising from certain acts performed by them in their respective capacities as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1     Allotment Agreement (including Terms and Conditions) for the Eighth Series of Restricted Stock of Sony Corporation for Corporate Executive Officers

4.2     Allotment Agreement (including Terms and Conditions) for the Eighth Series of Restricted Stock of Sony Corporation for Non-Executive Directors

4.3     Allotment Agreement (including Terms and Conditions) for the Eighth Series of Restricted Stock of Sony Corporation for Executives

4.4     Allotment Agreement (including Terms and Conditions) for the Eighth Series of Restricted Stock of Sony Corporation for UK Participants

4.5     Articles of Incorporation of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015 (File No. 001-06439) and incorporated herein by reference)

4.6     Amended Articles of Incorporation of the Registrant, which will be effective as of April 1, 2021 (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2020 (File No. 001-06439) and incorporated herein by reference)

4.7     Charter of the Board of Directors of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2018 (File No. 001-06439) and incorporated herein by reference)

5.1     Opinion of Nagashima Ohno & Tsunematsu, counsel to the Registrant, as to the legality of the Common Stock being registered

23.1    Consent of PricewaterhouseCoopers Aarata LLC

23.2    Consent of Nagashima Ohno & Tsunematsu, counsel to the Registrant (included in Exhibit 5.1)

24.1    Power of Attorney (included on signature pages)

Item 9. Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Sony Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 15th day of July, 2020.

SONY CORPORATION

By:	/s/ Kazushi Ambe
Kazushi Ambe Senior Executive Vice President, Corporate Executive Officer, Officer in charge of Human Resources and General Affairs

POWER OF ATTORNEY

We, the undersigned directors and officers of Sony Corporation (the “Company”), do hereby severally constitute and appoint Kazushi Ambe, Hiroki Totoki and Mark E. Khalil, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of the them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of the 15th day of July, 2020.

Name	Title

/s/ Kenichiro Yoshida	Chairman, President and Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board
Kenichiro Yoshida

/s/ Hiroki Totoki
Hiroki Totoki	Executive Deputy President and Chief Financial Officer, Representative Corporate Executive Officer, Member of the Board

/s/ Shuzo Sumi
Shuzo Sumi	Chairman of the Board

/s/ Tim Schaaff
Tim Schaaff	Member of the Board

/s/ Kazuo Matsunaga
Kazuo Matsunaga	Vice Chairman of the Board

/s/ Toshiko Oka
Toshiko Oka	Member of the Board

/s/ Sakie Akiyama
Sakie Akiyama	Member of the Board

/s/ Wendy Becker
Wendy Becker	Member of the Board

/s/ Yoshihiko Hatanaka
Yoshihiko Hatanaka	Member of the Board

/s/ Adam Crozier
Adam Crozier	Member of the Board

/s/ Keiko Kishigami
Keiko Kishigami	Member of the Board

/s/ Joseph A. Kraft Jr.
Joseph A. Kraft Jr.	Member of the Board

/s/ Mark E. Khalil
Mark E. Khalil	President and General Counsel, Sony Corporation of America

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Allotment Agreement (including Terms and Conditions) for the Eighth Series of Restricted Stock of Sony Corporation for Corporate Executive Officers	Filed herewith
4.2	Allotment Agreement (including Terms and Conditions) for the Eighth Series of Restricted Stock of Sony Corporation for Non-Executive Directors	Filed herewith
4.3	Allotment Agreement (including Terms and Conditions) for the Eighth Series of Restricted Stock of Sony Corporation for Executives	Filed herewith
4.4	Allotment Agreement (including Terms and Conditions) for the Eighth Series of Restricted Stock of Sony Corporation for UK Participants	Filed herewith
4.5	Articles of Incorporation of the Registrant, as amended (English translation thereof)	Filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2015 (No. 001-06439) and incorporated herein by reference
4.6	Amended Articles of Incorporation of the Registrant, which will be effective as of April 1, 2021 (English translation thereof)	Filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2020 (No. 001-06439) and incorporated herein by reference
4.7	Charter of the Board of Directors of the Registrant, as amended (English translation thereof)	Filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2018 (No. 001-06439) and incorporated herein by reference
5.1	Opinion of Nagashima Ohno & Tsunematsu, counsel to the Registrant, as to the legality of the common stock being registered hereby	Filed herewith
23.1	Consent of PricewaterhouseCoopers Aarata LLC	Filed herewith
23.2	Consent of Nagashima Ohno & Tsunematsu, counsel to the Registrant	Included in Exhibit 5.1
24.1	Power of Attorney	Included on Signature Pages